Execution Copy

CONTRIBUTION AGREEMENT

DATED AS OF AUGUST 3, 2014

BY AND AMONG

SILVER BAY REALTY TRUST CORP.,
a Maryland corporation

SILVER BAY OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

PINE RIVER DOMESTIC MANAGEMENT L.P.,
a Delaware limited partnership

PROVIDENT REAL ESTATE ADVISORS LLC,
a Minnesota limited liability company

AND

PRCM REAL ESTATE ADVISERS LLC,
a Delaware limited liability company

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ARTICLE ICONTRIBUTION    2
Section 1.01CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION    2
ARTICLE IICLOSING    2
Section 2.01CLOSING AND PLACE    2
Section 2.02CONDITIONS PRECEDENT; COSTS; NET WORTH ADJUSTMENT    3
ARTICLE IIIREPRESENTATIONS AND WARRANTIES    6
Section 3.01REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS    6
Section 3.02REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OP    15
ARTICLE IVCOVENANTS    16
Section 4.01CONDUCT OF BUSINESS PRIOR TO CLOSING    16
Section 4.02ACCESS TO INFORMATION; LITIGATION SUPPORT    18
Section 4.03PROXY STATEMENT: SPECIAL MEETING    18
Section 4.04EMPLOYEE MATTERS    19
Section 4.05COOPERATION ON POST-CLOSING TAX MATTERS    19
Section 4.06 SUPPLEMENTAL DISCLOSURE    19
Section 4.07RESTRICTIVE COVENANTS    20
Section 4.08MANAGEMENT AGREEMENTS    21
Section 4.09RESTRICTIONS ON RESALE OF OP UNITS    21
ARTICLE VINDEMNIFICATION AND CLAIMS    21

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Section 5.01SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS    21
Section 5.02INDEMNIFICATION OF THE COMPANY AND THE OP    22
Section 5.03INDEMNIFICATION OF THE CONTRIBUTORS    22
Section 5.04LIMITATIONS    22
Section 5.05INDEMNIFICATION PROCEDURES    23
Section 5.06CHARACTER OF INDEMNITY PAYMENTS    24
Section 5.07EXCLUSIVE REMEDY    24
Section 5.08SUBROGATION/INSURANCE    24
ARTICLE VITERMINATION    24
Section 6.01TERMINATION    24

ion 6.02	EFFECT OF TERMINATION 25
ARTICLE VIIGENERAL PROVISIONS    25
Section 7.01NOTICES    25
Section 7.02ENTIRE AGREEMENT; AMENDMENTS    26
Section 7.03SUCCESSORS AND ASSIGNS    26
Section 7.04FURTHER DOCUMENTS    26
Section 7.05GOVERNING LAW    26
Section 7.06DISPUTE RESOLUTION    26
Section 7.07COUNTERPARTS    27

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Section 7.08CONSTRUCTION OF AGREEMENT    27
Section 7.09NO WAIVER    27

n 7.10	SEVERABILITY 27
Section 7.11HEADINGS    28
Section 7.12INTERPRETATION    28
Section 7.13SCHEDULES    28

Exhibit A        Defined Terms
Exhibit B        License Agreement
Exhibit C        Transition Services Agreement
Exhibit D        Registration Rights Agreement
Exhibit E        Assignment

Schedule 2.02(d)    Trial Closing Net Worth Calculation
Schedule 3.01(b)    Legal Proceedings
Schedule 3.01(j)    Contracts
Schedule 3.01(u)    Business Employees
Schedule 3.01(x)    Insurance
Schedule IP        Intellectual Property

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CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”) is executed as of August 3, 2014 (the “Effective Date”) by and among Pine River Domestic Management L.P., a Delaware limited partnership (“PRDM”), Provident Real Estate Advisors LLC, a Minnesota limited liability company (“Provident” and, together with PRDM, “Contributors”), PRCM Real Estate Advisers LLC, a Delaware limited liability company (the “Manager”), Silver Bay Realty Trust Corp., a Maryland corporation (the “Company”), and Silver Bay Operating Partnership L.P., a Delaware limited partnership owned by Silver Bay Management LLC, a Delaware limited liability company, as the sole general partner, and by the Company as the sole limited partner (the “OP”). Capitalized terms used but not defined herein shall have the meanings set forth on Exhibit A.
RECITALS
WHEREAS, Contributors currently own all of the membership interests in the Manager, the OP’s external manager and advisor (the “Membership Interests”);
WHEREAS, the Manager owns all of the Equity Interests in Silver Bay Property Corp, a Delaware corporation, the OP’s property manager (“Property Manager” and, together with the Manager, the “Advisor Parties”);
WHEREAS, the Advisor Parties were created solely for the purpose of providing management services to the Company, its predecessor and entities managed by Provident;
WHEREAS, in connection with the Company’s initial public offering, (i) the Company, the OP, Pine River Capital Management L.P., a Delaware limited partnership (“PRCM”), and the Manager entered into a Management Agreement dated as of December 19, 2012 (the “Advisory Management Agreement”), (ii) the OP and the Property Manager entered into a Property Management and Acquisition Services Agreement dated as of December 19, 2012 (the “Property Management Agreement” and, together with the Advisory Management Agreement, the “Management Agreements”), (iii) the Manager and PRDM entered into a Shared Services and Facilities Agreement dated as of December 19, 2012 (the “Shared Facilities Agreement”), and (iv) the Manager, PRCM and CLA Founders LLC entered into a Sub-Management Agreement dated as of December 19, 2012 (the “Sub-Management Agreement”);
WHEREAS, effective as of the Closing, (i) Contributors will contribute and assign to the OP all of their right, title and interest in and to the Membership Interests, all as more particularly set forth herein, (ii) the Company shall license to PRDM on a non-exclusive, worldwide, fully paid up, royalty-free, non-sub-licensable, non-transferable basis rights to use that certain asset valuation model currently used by the Company, as well as license to PRDM certain other intellectual property rights, substantially in the form of Exhibit B (the “License Agreement”), (iii) the Company and PRDM shall enter into an agreement substantially in the form of Exhibit C whereby PRDM will provide certain services to the Company in support of the Company’s post-Closing operations (the “Transition Services Agreement”), and (iv) the OP will issue to Contributors the common units of limited partnership of the OP (“OP Units”), all as more particularly set forth herein;
WHEREAS, in connection with the issuance by the OP to Contributors of the OP Units, the Company and Contributors will enter into a Registration Rights Agreement, effective as of the Closing, substantially in the form of Exhibit D (the “Registration Rights Agreement”); and

WHEREAS, a special committee of independent members of the Company’s Board of Directors (the “Special Committee”) and the Company’s Board of Directors have reviewed and evaluated the Transactions and determined that the Transactions, and the entering into by the Company of this Agreement, are in the best interest of the Company and its stockholders.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I
CONTRIBUTION
Section 1.01    CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION    .
Consideration. At the Closing, Contributors shall contribute to the OP all of their right, title and interest in and to the Membership Interests. In exchange for Contributors’ contributions of the Membership Interests, the OP shall issue to PRDM 1,487,674 and Provident 743,837 OP Units.
(a)    Adjustments. If, between the date of this Agreement and the Closing Date, the outstanding shares of Common Stock or OP Units shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the OP Units to be delivered pursuant to Section 1.01(a), as applicable.
(a)    Assumption of Advisory Management Agreement Obligations. Upon the Closing, all of the obligations of the Company under the Advisory Management Agreement shall be assumed by the OP, and the Company shall thereafter not have any obligations to the Manager or any other party under the Advisory Management Agreement.
(b)    Intended Tax Treatment. The Company, the OP, the Manager and Contributors intend that the transactions undertaken pursuant to this Agreement will be treated in the following manner for all U.S. federal, state and local income Tax purposes: (i) as a continuation of the Manager, (ii) as a contribution by the Company of all the assets, subject to all of the liabilities and obligations (including all of the OP’s obligations under the Advisory Management Agreement), of the OP to the Manager, which assumes the obligations of the Company under the Advisory Management Agreement, in exchange for newly issued equity interests in the Manager governed by Section 721(a) of the Code, and (iii) as a non-taxable recapitalization of the Manager in respect of the Membership Interests of the Contributors such that those Membership Interests will have the terms and conditions of the OP Units.  Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the Company, the OP, the Manager and Contributors shall file all U.S. federal, state and local Tax Returns in a manner consistent with such income Tax treatment and shall take no position inconsistent with such treatment.
ARTICLE II
CLOSING
Section 2.01    CLOSING AND PLACE    . The closing of the transactions contemplated hereby (the “Closing”) will take place on that date which is one (1) business day after the satisfaction or waiver of the conditions precedent set forth in Section 2.02 (the “Closing Date”), at the principal offices of the Company located at 601 Carlson Parkway, Suite 250, Minnetonka, Minnesota 55305, or at such other time and location as may be mutually agreed by the parties hereto.
Section 2.02    CONDITIONS PRECEDENT; COSTS; NET WORTH ADJUSTMENT    .
(a)    Closing Actions and Documents. At the Closing, the following events shall occur and the following closing documents shall be delivered by and to the parties specified below:

i.    an Assignment and Acceptance Agreement that assigns the Membership Interests to the OP substantially in the form of Exhibit E (the “Assignment”) shall be executed and delivered by each Contributor and the OP;
ii.    the Registration Rights Agreement shall be executed and delivered by each Contributor and the Company;
i.    the License Agreement shall be executed and delivered by the Company and PRDM;
ii.    the Shared Facilities Agreement shall be terminated by the parties thereto;
iii.    the Sub-Management Agreement shall be terminated by the parties thereto;
iv.    the Transition Services Agreement shall be executed and delivered by the Company and PRDM;
v.    one of the persons currently serving on the Board of Directors of the Company and affiliated with PRDM shall resign; and
vi.    such other documents or items as may be reasonably required to effect the consummation of the transactions contemplated by this Agreement.
(b)    Closing Conditions. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions that run in the favor of such party:
i.    For the benefit of Contributors, (A) each of the representations and warranties of the Company and the OP set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties of the Company and the OP set forth herein shall be true and correct in all material respects as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time), and (B) all of the covenants and agreements of the Company and the OP set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;
ii.    For the benefit of the Company and the OP, (A) each of the representations and warranties of Contributors set forth herein that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties of Contributors set forth herein shall be true and correct in all material respects as of the Closing Date (except in any case the representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as the case may be, as of such specified date or time), and (B) all of the covenants and agreements of Contributors set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;
iii.    For the benefit of Contributors, there shall not have occurred a Material Adverse Effect with respect to the Company or the OP;

iv.    For the benefit of the Company and the OP, there shall not have occurred a Material Adverse Effect with respect to either Advisor Party;
v.    For the benefit of Contributors, Contributors shall have received a certificate, in form and substance reasonably satisfactory to Contributors, executed by the Secretary (or other executive officer) of the Company, in form and substance reasonably satisfactory to Contributors, to the effect of clauses (i) and (iii) above.
vi.    For the benefit of the Company and the OP, the Company shall have received a certificate, in form and substance reasonably satisfactory to the Company, executed by the Secretary, member (or other executive officer) or General Partner of each Contributor, in form and substance reasonably satisfactory to the Company, to the effect of clauses (ii) and (iv) above;
vii.    For the benefit of the Company, the OP and Contributors, the Company Stockholder Approval shall have been obtained;
viii.    For the benefit of the Company, the OP and Contributors, (A) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the Transactions; (B) no action, suit or proceeding shall be pending before any Governmental Authority which is reasonably likely to result in an injunction, judgment, order, decree or ruling that would prevent the consummation of the Transactions; and (C) any necessary consents and approvals of any Governmental Authority required for the consummation of the Transactions shall have been obtained;
ix.    For the benefit of the Company and the OP, the execution and delivery of the documents required to be executed and delivered by Contributors pursuant to Section 2.02(a);
x.    For the benefit of Contributors, the execution and delivery of the documents required to be executed and delivered by the Company and/or the OP pursuant to Section 2.02(a);
xi.    For the benefit of the Company, the OP and Contributors, the termination of the agreements to be terminated pursuant to Section 2.02(a);
xii.    For the benefit of the Company and the OP, the Company shall have received a certificate executed by the Secretary, member (or other executive officer) or General Partner of each Contributor, in form and substance reasonably satisfactory to the Company, certifying as of the Closing Date (A) all member, partner or other applicable resolutions, fully and properly executed, evidencing such Contributor’s authorization to execute, deliver and perform the Transaction Documents to which such Contributor is a party and (B) a true and complete copy of the certificate of formation and operating agreement or certificate of limited partnership and partnership agreement, as applicable, of such Contributor, and any amendments; and
xiii.    For the benefit of Contributors, Contributors shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company, in form and substance reasonably satisfactory to Contributors, certifying as of the Closing Date (A) all stockholder, partner or other applicable resolutions, fully and properly executed, evidencing the Company’s and the OP’s authorization to execute, deliver and perform the Transaction Documents to which the Company or the OP is a party and (B) a true and complete copy of the articles of incorporation and bylaws or certificate of limited partnership and partnership agreement, as applicable, of the Company and the OP, and any amendments.

(c)    Costs. Contributors shall directly pay for all out of pocket costs incurred by Contributors or the Advisor Parties in connection with the Transactions, including any legal fees incurred by either Contributor for itself or on behalf of Advisor Parties in connection with such transfer (with Contributors allocating such payment obligation two-thirds to PRDM and one-third to Provident). The Company shall directly pay for all costs of the Company and the Special Committee incurred in connection with the Transactions, including any fees of its legal, financial and accounting advisors. The provisions of this Section 2.02(c) shall survive the Closing.
(d)    Net Worth Adjustment.
i.    The Manager will prepare and deliver at the Closing to the Company (A) an unaudited consolidated balance sheet for the Advisor Parties as of the most recent date such a balance sheet is prepared in the ordinary course of business, and (B) a calculation as of such date of (I) the consolidated assets of the Advisor Parties calculated in accordance with GAAP and the Trial Closing Net Worth Calculation as of June 30, 2014 in the form attached hereto as Schedule 2.02(d) (the “Closing Net Worth Accounting Principles”) minus (II) the consolidated liabilities of the Advisor Parties, excluding any liabilities for accrued bonus compensation payable to the Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company calculated in accordance with the Closing Net Worth Accounting Principles (the “Estimated Manager Closing Net Worth”).
ii.    At the Closing, if the Estimated Manager Closing Net Worth is a positive figure, then the Company will pay cash to Contributors in the amount of the Estimated Manager Closing Net Worth (allocated two-thirds to PRDM and one-third to Provident), and if the Estimated Manager Closing Net Worth is a negative figure then Contributors will pay cash to the Company in the amount of the Estimated Manager Closing Net Worth (with Contributors allocating such payment obligation two-thirds to PRDM and one-third to Provident).
iii.    As promptly as practicable following the Closing Date, but in no event more than sixty (60) days following the Closing Date, the Company will prepare and deliver to Contributors the following: (i) a balance sheet of the Advisor Parties as of the Closing (the “Closing Date Balance Sheet”) that shall be prepared in accordance with GAAP (subject to the adjustments set forth therein), and (ii) a calculation of (A) the consolidated assets of the Advisor Parties as of the Closing calculated in accordance with the Closing Net Worth Accounting Principles minus (B) the consolidated liabilities of the Advisor Parties as of the Closing calculated in accordance with the Closing Net Worth Accounting Principles, but excluding any liabilities for accrued bonus compensation payable to the Chief Executive Officer and personnel providing data analytics directly supporting the investment function of the Company (the “Final Manager Closing Net Worth”) (such information, collectively with the Closing Date Balance Sheet, the “Closing Date Financial Information”). Contributors shall have twenty (20) days to review the Closing Date Financial Information (the “Review Period”) and to either confirm the Closing Date Financial Information or notify the Company of any proposed adjustments or objections to the Closing Date Financial Information.
iv.    Contributors and the Company shall endeavor in good faith to resolve by mutual agreement all adjustments or objections proposed by Contributors to the Closing Date Financial Information. If Contributors and the Company are unable to resolve any matter with respect to the Closing Date Financial Information within thirty (30) days after the Review Period, the Company and Contributors shall retain a nationally recognized independent accounting firm acceptable to Contributors and the Company (the “Reviewing Accountant”) to resolve any disputed matters as promptly as practicable. The Reviewing Accountant shall (i) address only those disputed matters submitted to the Reviewing Accountant for resolution, (ii) make its determination in writing and in accordance with the Closing Net Worth Accounting Principles and (iii) not assign a value greater than the greatest value for any such item claimed by the Company or Contributors, or smaller than the smallest value for any such item claimed by the Company or Contributors. The parties shall cooperate in good faith with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.02(d), including by furnishing such information as may be reasonably requested. The determination of the Reviewing Accountant shall be final and binding with respect to any disputed matters, and not subject to collateral attack for any reason absent manifest error or fraud. Contributors shall pay a portion of the fees and expenses of the Reviewing Accountant equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Reviewing Accountant that are resolved in favor of the Company (that being the difference between the Reviewing Accountant’s determination and Contributors’ determination) and the denominator of which is the total amount of disputed amounts submitted to the Reviewing Accountant (that being the sum total by which the Company’s determination and Contributors’ determination differ from the determination of the Reviewing Accountant). The Company shall pay that portion of the fees and expenses of the Reviewing Accountant that the Contributors are not required to pay hereunder.
v.    Promptly upon the final resolution of the matters set forth in this Section 2.02(d), the Company and Contributors shall reconcile the Estimated Manager Closing Net Worth and the Final Manager Closing Net Worth, and (A) if the Estimated Manager Closing Net Worth is greater than the Final Manager Closing Net Worth then Contributors shall pay such difference in cash to the OP (with Contributors allocating such payment obligation two-thirds to PRDM and one-third to Provident), and (B) if the Estimated Manager Closing Net Worth is less than the Final Manager Closing Net Worth then the OP shall pay such difference in cash to Contributors, allocated two-thirds to PRDM and one-third to Provident.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01    REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS    . Each Contributor, severally and not jointly, hereby represents and warrants to the Company and the OP (as applicable) as follows as of the Effective Date and as of the Closing Date, which representations and warranties shall survive the Closing:
(e)    Due Authorization; Approvals. This Agreement has been duly authorized, executed and delivered by such Contributor and constitutes the legal, valid and binding agreement of such Contributor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity (the “Enforceability Exceptions”). The execution and delivery of this Agreement and the Transaction Documents to which such Contributor is a party and the performance by the Advisor Parties of the Transactions have been approved, to the extent applicable, by the stockholders, partners or members of the Advisor Parties and no other corporate or other proceedings on the part of any Advisor Party is necessary to authorize the execution and delivery by the Advisor Parties of this Agreement or the Transactions Documents to which any Advisor Party is a party or the performance by such Advisor Party of the Transactions. Upon their execution, the Transaction Documents to which any Advisor Party is a party will be duly executed and delivered by the Advisor Parties and will constitute valid and binding obligations of the applicable Advisor Parties, enforceable against the applicable Advisor Parties in accordance with their respective terms, subject to the Enforceability Exceptions.

(f)    Litigation and Default. (i) Neither such Contributor or any Advisor Party has been served with notice of any legal proceeding against any Advisor Party or such Contributor related to the Business, except as set forth on Schedule 3.01(b), (ii) to such Contributor’s Knowledge, no material legal proceeding has been threatened against any Advisor Party or such Contributor related to the Business, nor, to such Contributor’s Knowledge, is there any claim or grounds for any claim that might result in any legal proceeding against any Advisor Party or such Contributor related to the Business, (iii) neither Advisor Party is in material breach of any provisions of any Legal Requirement and (iv) to such Contributor’s Knowledge, no event has occurred that, with due notice or lapse of time or both, would constitute a material breach of any Legal Requirement on the part of any Advisor Party. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements against the Advisor Parties that (i) prohibit or restrict the consummation of the Transactions; or (ii) has, or would reasonably be expected to have, a Material Adverse Effect on the Business or either Advisor Party.
(g)    Organization and Qualification of PRDM. PRDM (i) is a duly formed limited partnership validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite limited partnership power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect, and (B) execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by PRDM pursuant to this Agreement. PRDM is not in default under any provision of its certificate of limited partnership, partnership agreement or other organizational document.
(h)    Organization and Qualification of Provident. Provident (i) is a duly formed limited liability company validly existing and in good standing under the laws of the State of Minnesota, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite limited liability company power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect, and (B) execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by Provident pursuant to this Agreement. Provident is not in default under any provision of its certificate of formation, operating agreement or other organizational document.
(i)    Organization and Qualification of the Manager. The Manager (i) is a duly formed limited liability company validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite limited liability company power and authority to (A) carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect, and (B) execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the Manager pursuant to this Agreement. The Manager is not in default under any provision of its certificate of formation, operating agreement or other organizational document.
(j)    Organization and Qualification of the Property Manager. The Property Manager (i) is a duly formed corporation validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect. The Property Manager is not in default under any provision of its certificate of incorporation, bylaws or other organizational document.

(k)    No Conflict; Legal Compliance. (1) Neither the execution, delivery, nor performance of this Agreement by such Contributor, nor any action or omission on the part of such Contributor or any Advisor Party required pursuant hereto, nor the consummation of the Transactions will (i) result in a breach or violation of, or constitute a default under, any Legal Requirement; (ii) result in a breach of any term or provision of the organizational documents of any Advisor Party; or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which any Advisor Party is a party or by which any of its properties is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (i) or (iii) as would not reasonably be expected to result in a Material Adverse Effect on the Business; and (2) no Advisor Party is, or will be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement that has not already been given or obtained.
(l)    Insolvency. Neither such Contributor nor any Advisor Party has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.
(m)    Ownership of the Equity Interests. Contributors own all of the Membership Interests in the Manager. The Manager owns all of the stock in the Property Manager. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests in either Advisor Party, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation, or similar rights for which either Advisor Party has any liability. There are no voting trusts, proxies or other agreements or understandings to which such Contributor or any other Advisor Party is party with respect to the voting of any Equity Interests of either Advisor Party. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members or stockholders of either Advisor Party may vote. Immediately following the Closing, the OP shall own the Membership Interests, comprising 100% of the Equity Interests in the Manager, free and clear of all mortgages, liens, pledges, charges, claims, security interests, agreements, and encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by the Company or the OP.
(n)    Contracts. The contracts listed on Schedule 3.01(j) constitute all of the material Contracts (and all material amendments or modifications thereto) as of the date hereof. Furthermore, there are no change orders, modifications or amendments to any of the Contracts as of the date hereof which have been agreed to which have not been reduced to writing as of the Effective Date. None of the Advisor Parties is a party to any contract other than the Contracts that are necessary for the operation of the Business.
(o)    No Defaults Under Contracts; Valid and Binding. None of the Advisor Parties nor, to the Knowledge of such Contributor, any other party to any Contract, has given or received any notice of any uncured material default with respect to any Contract, and, no event has occurred or, to the Knowledge of such Contributor, is pending or threatened, which through the passage of time or the giving of notice, or both, would constitute a material default under any Contract. The Contracts are valid and binding and in full force and effect.

(p)    Compliance With Laws. None of the Advisor Parties has received written notice since January 1, 2012 of any material violation of any Laws relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts that remains uncured. Each of the Advisor Parties is not, and since January 1, 2012 has not been, in material default under or in material violation of, nor has any Advisor Party been charged with any material violation of, any Law, relating to or arising out of the Business, the Business Employees, the Transferred Assets, the Transferred Intellectual Property or the Contracts. The Business has at all times since January 1, 2012 been operated in all material respects in accordance with applicable Laws and Governmental Licenses.
(q)    Brokers, Finders and Advisors. No Advisor Party has entered into any agreement resulting in, or which will result in, the Company, the OP, or any subsidiary thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.
(r)    Foreign Asset Control. None of the Advisor Parties nor any of their Affiliates or constituents is a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Advisor Parties or any of their Affiliates or constituents engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. The Advisor Parties are in compliance in all material respects with the Patriot Act. The Advisor Parties have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that (A) no Person who owns any direct or indirect interest in any of the Advisor Parties is a Designated Person; and (B) funds invested directly or indirectly in the Advisor Parties are derived from legal sources.
(s)    Issuance of OP Units.
i.    Such Contributor understands that the OP Units being issued hereunder have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such OP Units subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws.
ii.    The OP Units are being acquired under this Agreement by such Contributor in good faith each solely for its own account, respectively, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and that the OP Units shall not be disposed of by such Contributor in contravention of the Securities Act or any applicable Blue Sky Laws.
iii.    Such Contributor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the OP Units, and it understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such OP Units).
iv.    Such Contributor is personally and directly familiar with business that is conducted and is intended to be conducted by the OP and the Company, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the general partner of the OP, and the officers and trustees of the Company concerning the business and financial affairs of the OP and the Company, and the terms and conditions of its acquisition of such OP Units, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).
v.    Such Contributor has had an opportunity, to the full extent it deemed necessary or desirable, to inform its legal and/or financial advisers of the terms, nature and risks of investing in the OP Units at this time, and to consult with them as appropriate about the investment.
vi.    Such Contributor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
(t)    Tax Matters.
i.    The Manager is and has been since its formation treated as a partnership for U.S. federal income tax purposes. The Manager has not made an election to be treated as an association taxable as a corporation.
ii.    The Manager and the Property Manager have timely filed all material federal, state, local and foreign Tax Returns and reports required to be filed by them with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax Returns and reports are accurate and complete in all material respects, and the Advisor Parties have paid (or had paid on their behalf) all material Taxes for periods covered by such Tax Returns, whether or not shown as owing on the Tax Returns that have been filed. All material amounts of Taxes that the Advisor Parties are or were required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the either Advisor Party, and waivers of the time to assess any such Taxes are currently in effect.
iii.    There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets or Equity Interests of either Advisor Party.
iv.    There are no pending or threatened in writing audits, assessments or other actions with respect to Taxes of either Advisor Party, or any matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to either of them.
The representations and warranties contained in this Section 3.01(p) are the sole and exclusive representations and warranties made by Contributors relating to Tax matters, including compliance with and liabilities arising under Tax Laws.
(u)    Financial Statements. Copies of (i) the consolidated financial statements for the Manager, consisting of a balance sheet as of December 31, 2013 and the related statements of income and retained earnings and members’ equity for such year, and (ii) the unaudited consolidated financial statements for the Manager, consisting of a balance sheet as of June 30, 2014 and the related statements of income and retained earnings and members’ equity for the period then ended (collectively, the “Financial Statements”) have been made available to the Company and the OP. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except in the case of the unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments. The Financial Statements are complete and correct in all material respects and fairly present, in all material respects, the financial position and results of operations of the Advisor Parties as of their respective dates and for the respective periods presented, and are consistent with the books and records of the Advisor Parties (which books and records are complete and correct in all material respects). To the Knowledge of such Contributor, (i) the Business has no significant deficiencies in the design or operation of its internal controls which could have a Material Adverse Effect on the Company’s ability to record, process, summarize and report financial data with respect to the Business; and (ii) no Advisor Party has identified any fraud, whether or not material, that involves management or other employees of such Advisor Party who have a significant role in such Advisor Party’s internal controls with respect to the Business. Since June 30, 2014, there have been no significant changes in the internal controls of any Advisor Party relating to the Business or in other factors with respect to any Advisor Party’s operations that could significantly affect internal controls with respect to an Advisor Party or the Business. The balance sheet for the Manager as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheet for the Manager as of June 30, 2014 is referred to herein as the “Current Balance Sheet.”
(v)    Absence of Certain Changes. From the Balance Sheet Date until the Effective Date, each Advisor Party has operated in the ordinary course of business in all material respects and there has not been, with respect to any of such entities, any action that would have been prohibited by Section 4.01 had this Agreement been in effect for such period.
(w)    Title to Assets. Each Advisor Party has good, valid and marketable title to all Transferred Assets. All such Transferred Assets are free and clear of all Encumbrances other than (i) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable, (ii) the rights of lessors and lessees under leases executed in the ordinary course of business, and (iii) the rights of licensors and licensees under licenses executed in the ordinary course of business. Each of the Transferred Assets is suitable in all material respects for the purpose for which it is intended to be used.
(x)    Sufficiency of Assets. Except for the rights and services to be provided under the Transition Services Agreement, immediately following the Closing, the Company will have all of the assets necessary for the Company and the OP to conduct the Business as conducted on the date hereof, and to provide the services provided as of the date hereof by any Advisor Party to the Company and OP in substantially the same manner as such Business is being conducted and such services are being provided as of the date hereof.
(y)    Employees.
i.    Schedule 3.01(u) sets forth, as of the date hereof, the name, job title, hire date, cost allocation by work performed for each of the Advisor Parties, and any other material terms of employment of all employees of, or leased employees providing services to, the Advisor Parties and their Affiliates (including the Contributors) who are expected to be employees of, or leased employees providing services to, either Advisor Party immediately after the Closing (each such employee or leased employee, together with any new or replacement employees or leased employees who will be employees of, or leased employees providing services to, either Advisor Party as of the Closing, being referred to herein as a “Business Employee”). To the Knowledge of such Contributor, since January 1, 2012, no Business Employee has threatened or otherwise indicated in writing any intent, and neither any Advisor Party nor any of their Affiliates intends, to cancel or otherwise terminate the employment relationship of any Business Employee (except in connection with any Business Employee becoming an employee of the Company or either Advisor Party);

ii.    Except as set forth on Schedule 3.01(u), neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from the Company or either Advisor Party to any Business Employee or any other Person, under any Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Plan operated or maintained by or on behalf of the Company or either Advisor Party; or (iii) result in any acceleration of the time of payment or vesting of any benefits payable by any Advisor Party or the Company to any Business Employee.
(z)    Loans to Certain Advisor Parties. There are no outstanding loans to or other Indebtedness incurred by either Advisor Party.
(aa)    Licenses and Permits. The Advisor Parties hold all licenses, permits and other regulatory and governmental authorizations (“Governmental Licenses”) that are required to be maintained by them in connection with the conduct of the Business, except where the failure to hold any Governmental License would not reasonably be expected to result in a Material Adverse Effect on the Business. Each such Governmental License is valid and in full force in all material respects and effect and will not be invalidated by consummation of the Transactions. The Advisor Parties have been in compliance in all material respects with all of the terms and requirements of each Governmental License and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License.
(bb)    Insurance.
i.    Schedule 3.01(x) sets forth a complete and correct list of all insurance policies held by or on behalf of the Business or either Advisor Party (the “Business Insurance Policies”) and a brief description of such insurance policies. Contributors have delivered to the Company a complete and correct copy of all the Business Insurance Policies together with all riders and amendments thereto. All the Business Insurance Policies are in full force and effect. All premiums due and payable on the Business Insurance Policies have been paid and no notice of cancellation or termination has been received with respect to any such policy. The Business Insurance Policies will not terminate by reason of, any of the transactions contemplated by this Agreement (assuming payment of any applicable policy premiums arising after the Closing). All premiums due and payable in respect of Business Insurance Policies have been duly and timely paid.
ii.    There are no claims pending under any of Business Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all of the Business Insurance Policies have been paid, and each Advisor Party is otherwise in compliance in all material respects with the terms of such policies.
(cc)    Projections and Financial Information Provided to Special Committee. The projections attached to the email from Jonathan Dorfman to Karen Dempsey on the date hereof (the “Projections”) were prepared in good faith using assumptions that such Contributor believes in good faith are reasonable (which assumptions are disclosed therein) and are based on all reasonably available information regarding the current and historic operations, income and expenses of the Business by the Advisor Parties and the operations, income and expenses of the Business as it is proposed to be conducted following the Closing as reflected in the assumptions underlying the Projections, it being understood by the Company that (i) such Projections do not incorporate the anticipated financial effects of the Transactions or the proposed securitization transaction of the Company that was publicly announced on July 22, 2014, (ii) such Projections are not a guarantee of the future performance of the Business, or that the Projections will be obtained, and (iii) the Advisor Parties shall have no liability and there shall not be a breach of this Section 3.01(y) based solely on the failure to achieve the Projections.
(dd)    Absence of Undisclosed Liabilities. There are no liabilities or obligations relating to the Business, the Transferred Intellectual Property or the Transferred Assets of any nature, whether accrued, contingent or otherwise, and, to the Knowledge of such Contributor, there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations (i) reflected in the Current Balance Sheet, (ii) that were incurred since June 30, 2014 in the ordinary course of business (including in the course of the Transactions and the proposed securitization transaction of the Company that was publicly announced on July 22, 2014) and would not reasonably be expected to have a Material Adverse Effect on the Business or (iii) not required to be reflected in a balance sheet under GAAP, other than any such liability or obligation which either Advisor Party considered including in the Current Balance Sheet but made a determination that such liability or obligation was either not probable (as defined in Statement of Financial Accounting Standards No. 5 (“FAS 5”)) or the amount of the loss related thereto cannot be reasonably estimated (within the meaning of FAS 5). As of the Closing, the Advisor Parties will not have any liabilities other than liabilities set forth on the Closing Date Balance Sheet.
(ee)    Intellectual Property.
i.    Schedule IP sets forth a true, complete and accurate list of (A) all registrations or applications for patents, trademarks or copyrights for the Transferred Intellectual Property owned by an Advisor Party, (B) identifies the Transferred Intellectual Property necessary for the conduct of the Business as conducted as of the date hereof or currently contemplated to be conducted, and (C) all licenses to Transferred Intellectual Property to which an Advisor Party is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms). Except as set forth in Schedule IP, no Person has any joint ownership rights in any Transferred Intellectual Property owned by an Advisor Party. Other than the licenses to Transferred Intellectual Property listed in Schedule IP, neither Advisor Party has granted any license to any Person to any Transferred Intellectual Property owned by an Advisor Party. Other than Transferred Intellectual Property listed in Schedule IP, there is no other material Intellectual Property necessary for the conduct of the Business.
ii.    As of the Closing Date, an Advisor Party will own or otherwise have the right to use all of the Transferred Intellectual Property necessary for the conduct of the Business as it is currently conducted, free and clear of all Encumbrances. This representation is not to be interpreted as providing any representation of non-infringement. The extent of such Contributor’s representation with respect to non-infringement is expressly provided in Section 3.01(aa)(iii).
iii.    Use of the Transferred Intellectual Property in the conduct of the Business has not and does not infringe upon or misappropriate the Intellectual Property of any other Person. In addition, to the Knowledge of such Contributor, none of the Transferred Intellectual Property owned by either Advisor Party is being infringed upon, violated or misappropriated by any other Person.
iv.    Consummation of the transactions contemplated by this Agreement will not result in the imposition of any material financial obligation on the part of the Company or the OP arising from the transfer of the Transferred Intellectual Property pursuant to the Transaction Documents.
v.    In each case in which either Advisor Party has acquired or sought to acquire ownership of any Transferred Intellectual Property from any Person, including as a result of engaging such Person as a consultant, advisor, employee or independent contractor, to independently or jointly conceive, reduce to practice, create or develop any Transferred Intellectual Property on behalf of either Advisor Party (each an “Author”), the applicable Advisor Party has obtained unencumbered and unrestricted exclusive ownership of, by a written, valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property and has obtained from such Authors the waiver of all non-assignable rights, including of any moral rights.
(ff)    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either Advisor Party.
(gg)    Transactions with Related Parties. There are no outstanding loans, receivables or payables from or to such Contributor, on the one hand, and any Business Employee or an Advisor Party, on the other hand. There is no (i) agreement between the Advisor Parties or any of their Affiliates, and any Business Employee other than the Management Agreements and Shared Facilities Agreement; or (ii) agreement requiring payments to be made by either Advisor Party to any Person on a change of control or otherwise as a result of the consummation of the Transactions, other than such payments pursuant to the Transition Services Agreement or the Sub-Management Agreement.
(hh)    No Other Business. The Manager’s and the Property Manager’s only clients since their inception have been the Company, the Company’s predecessor and the OP and entities previously managed by Provident. The Manager and the Property Manager have conducted no business other than the Business.
Section 3.02    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OP    . Each of the Company and the OP hereby represents and warrants to Contributors as follows, as of the Effective Date and as of the Closing Date, which representations and warranties shall survive the Closing:
(a)    Organization and Qualification. The Company (i) is a duly formed corporation validly existing and in good standing under the laws of the State of Maryland and is qualified to do business in each of the states in which it is required to be qualified, and (ii) has the full corporate power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect on the Company. The OP (A) is a duly formed limited partnership validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each of the states in which it is required to be qualified and (ii) has the full limited partnership power and authority to carry on its business as now being conducted, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect on the OP. Each of the Company and the OP have the full corporate or limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the Company and the OP pursuant to this Agreement. Neither the Company nor the OP is in default under any provision of its articles of incorporation, bylaws, certificate of limited partnership, partnership agreement or other organizational document.
(b)    Due Authorization; Approvals. This Agreement has been duly authorized, executed and delivered by the Company and the OP, and constitutes the legal, valid and binding agreement of the

Company and the OP enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. Other than the Company Stockholder Approval, the execution and delivery of this Agreement and the Transaction Documents to which the Company or the OP is a party and the performance by the Company and the OP of the Transactions have been approved, to the extent applicable, by the stockholders, partners or members of the Company and the OP and no other corporate or other proceedings on the part of the Company or the OP is necessary to authorize the execution and delivery by the Company and the OP of this Agreement or the Transactions Documents to which the Company or the OP is a party or the performance by the Company and the OP of the Transactions. Upon their execution, the Transaction Documents to which the Company or the OP is a party will be duly executed and delivered by the Company and the OP and will constitute valid and binding obligations of the Company and the OP, enforceable against the Company and the OP in accordance with their respective terms, subject to the Enforceability Exceptions. The Board of Directors of the Company has adopted resolutions that the issuance of the OP Units to the Contributors in excess of the Common Stock Ownership Limit and Aggregate Stock Ownership Limit (such terms have the meanings ascribed to them in the Company’s charter) are exempt from such limitations on the terms set forth in such resolutions, and such resolutions have not been rescinded or amended since their adoption and are in full force and effect.
(c)    No Conflict; Legal Compliance. (1) Neither the execution, delivery, nor performance of this Agreement by the Company or the OP, nor any action or omission on the part of the Company or the OP required pursuant hereto, nor the consummation of the Transactions will (i) result in a breach or violation of, or constitute a default under, any Legal Requirement; (ii) result in a breach of any term or provision of the organizational documents of the Company or the OP; or (iii) constitute a default or result in the cancellation, termination, acceleration, breach or violation of any agreement, instrument or other material document to which the Company or the OP is a party or by which any of the properties of the Company or the OP is bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except as would not reasonably be expected to result in a Material Adverse Effect on the Company or the OP; and (2) neither the Company nor the OP is, nor will be, required to give any notice to or obtain any consent from any Governmental Authority in connection with the execution and delivery of this Agreement which has not already been given or obtained, except for such failure to give notice or obtain consent which would not reasonably be expected to result in a Material Adverse Effect on the Company or the OP.
(d)    Capitalization. The authorized capital of the Company consists solely of (i) 450,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date hereof, (x) 38,473,376 shares of Common Stock are issued and outstanding, inclusive of 136,177 shares of restricted Common Stock, and (y) 1,000 shares of Preferred Stock are issued and outstanding. As of the date hereof, no OP Units are issued and outstanding. The shares of Common Stock to be issued and conveyed by the Company pursuant to this Agreement and the OP Units to be issued and conveyed by the OP pursuant to this Agreement, in each case will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable. Each such OP Unit may be exchanged for one share of Common Stock on the terms specified in the partnership agreement of the OP, and each such share of Common Stock issuable upon such exchange will, upon such issuance, be duly authorized, validly issued, outstanding, fully paid and non-assessable.
(e)    Brokers, Finders and Advisors. Neither the Company nor the OP has entered into any agreement resulting in, or which will result in, any of the Contributors or the Advisor Parties having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever.
(f)    Title to OP Units. At Closing, Contributors will acquire the OP Units free and clear of all Encumbrances of any nature whatsoever, other than those imposed by Law or resulting from action by either Contributor.
ARTICLE IV
COVENANTS
Section 4.01    CONDUCT OF BUSINESS PRIOR TO CLOSING    . From the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, Contributors shall (i) cause the Advisor Parties to conduct the Business in the ordinary course, consistent with the requirements of the Management Agreements; (ii) use commercially reasonable efforts to preserve substantially intact the present organization of the Advisor Parties; (iii) use commercially reasonable efforts to keep available the services of the present officers and employees of the Advisor Parties and of all other Persons who provide material services to the Company and its subsidiaries and any employees identified to provide services to the Company or its subsidiaries following the Closing; and (iv) use commercially reasonable efforts to preserve the Advisor Parties’ relationships with others having business dealings with the Advisor Parties relating to the Business. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, from the Effective Date to the Closing, without the prior consent of the Company, Contributors shall not and shall cause the Advisor Parties to not:
(g)    sell, lease, Encumber, transfer, license or dispose of any Transferred Assets, the Contracts or Intellectual Property of either Advisor Party, in each case except in the ordinary course of business;
(h)    enter into, amend or terminate any material Contract;
(i)    fail to timely pay any account payable in the ordinary course of business relating to the Business other than amounts that are subject to dispute in good faith;
(j)    take any action that would adversely affect the Company’s qualification as a real estate investment trust within the meaning of Section 856 of the Code;
(k)    enter into any material commitment or transaction relating to the Business except in the ordinary course of business;
(l)    incur, create, assume or guarantee any Indebtedness of or by either Advisor Party;
(m)    change (or permit to be changed) any accounting or Tax procedure or practice (including any method of accounting for Tax purposes), make (or permit to be made) any Tax election or settle or compromise any Tax liability, but in any case, only to the extent that such procedure or practice, election or compromise relates to the Business or to any Tax liability of either Advisor Party or Taxes of either Advisor Party as a separate entity;
(n)    in each case other than (i) normal increases consistent with past practices, (ii) to provide payments and benefits under existing Plans or (iii) to the extent required by Law, enter into, adopt, amend, terminate or waive any right under any Plan (including any employment or consulting arrangement), increase in any manner the compensation or benefits of any Business Employee or pay or otherwise grant any benefit not required by any Plan with respect to any Business Employee, or enter into any contract to do any of the foregoing;
(o)    commit either Advisor Party to any single or aggregate capital expenditure or commitment in excess of $100,000 (on a consolidated basis);
(p)    cancel any debts or waive any claims or rights of substantial value relating to the Business or either Advisor Party;
(q)    issue, sell or grant any Equity Interests of either Advisor Party, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of either Advisor Party, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests of either Advisor Party or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of either Advisor Party or any other securities in respect of, in lieu of, or in substitution for, the Equity Interests of either Advisor Party that are outstanding on the date hereof;
(r)    settle or compromise any material claim, action, suit or proceeding pending or threatened against either Advisor Party or relating to the Business;
(s)    except as permitted by Section 4.01(g), hire or terminate, or enter into any transaction or any contract with, any Business Employee;
(t)    make or authorize any change in the organizational documents of either Advisor Party;
(u)    take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Section 2.02(b).
Section 4.02    ACCESS TO INFORMATION; LITIGATION SUPPORT    .
(a)    During the period from the Effective Date to the Closing or earlier termination of this Agreement, Contributors shall furnish the Special Committee, the Company and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, the Advisor Parties and operations of the Business, the Advisor Parties as the Special Committee, the Company or any of such representatives reasonably may request.
(b)    In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable costs and expenses (including its internal costs for the personnel providing such assistance).
Section 4.03    PROXY STATEMENT: SPECIAL MEETING

(a)    Reasonably promptly after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A for a special meeting of its stockholders (as amended or supplemented, the “Proxy Statement”). The Company shall include in the Proxy Statement a proposal or proposals for or relating to the approval of the Transactions and the Transaction Documents, and including the issuance of the OP Units if required under Rule 312.03 of the New York Stock Exchange Listed Manual, which proposal(s)shall be approved at a meeting by the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter other than the votes of shares owned of record or beneficially by any of Contributors or their respective Affiliates, or by any other stockholder determined to have a material financial interest in the Transactions (the “Company Stockholder Approval”). The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the federal securities Laws (including the SEC’s proxy rules) and of Maryland law. Prior to filing the Proxy Statement or any amendment or supplement thereto, the Company shall provide Contributors with reasonable opportunity to review and comment on such proposed filing solely with respect to the Company Stockholder Approval and any information relating to Contributors or any of its designees to the Board of Directors of the Company. If at any time prior to the Closing Date, any information should be discovered by either party hereto that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.
(b)    The Company shall promptly notify Contributors of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Contributors with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement.
(c)    The Company shall mail the Proxy Statement to the holders of Common Stock in accordance with customary practice after the SEC’s review of the Proxy Statement is completed.
(d)    The Company shall, in accordance with customary practice, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”). One matter presented to the stockholders of the Company at the Stockholders Meeting for approval shall be the Company Stockholder Approval. The Board of Directors of the Company will recommend that the stockholders of the Company vote in favor of the issuance of the OP Units at the Stockholders Meeting, and the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of such approval.
Section 4.04    EMPLOYEE MATTERS    .
(a)    Prior to Closing, PRDM will use commercially reasonable efforts to encourage the Business Employees (or to the extent a Business Employee’s employment terminates, to use commercially reasonable efforts to recruit and secure the services of a suitable replacement employee reasonably acceptable to the Company (any such replacement being included in the definition of Business Employee)) to become employees of the Company. Any contributions which either Advisor Party is required to make to the Plans for periods ending on or before the Closing shall be made by Contributors.

(b)    To the extent that PRDM has not provided to the Company or an Advisor Party employee records and files related to the Business Employees prior to the Closing Date (including personnel files), PRDM shall continue to maintain such records in accordance with its standard record retention policies as in effect from time to time and the Company and the Advisor Parties shall be entitled to inspect or obtain copies of such records from PRDM to the extent permissible under applicable Laws.
Section 4.05    COOPERATION ON POST-CLOSING TAX MATTERS    . The Company and Contributors each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and contesting any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to either Advisor Party relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company and Contributors, as the case may be, shall allow the other party to take possession of such books and records.
Section 4.06    SUPPLEMENTAL DISCLOSURE     . The Company and the OP, on the one hand, and Contributors and the Advisor Parties, on the other hand, shall promptly, upon having or gaining Knowledge of any event, condition or fact that would cause any of the conditions to the other party’s obligation to consummate the Transactions not to be fulfilled, notify the other party hereto, and furnish the other party hereto any information it may reasonably request with respect thereto.
Section 4.07    RESTRICTIVE COVENANTS    .
(a)    Each Contributor covenants that, commencing on the Closing Date and ending on December 19, 2017 (the “Non-competition Period”), such Contributor shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit such Contributor’s or any such Affiliate’s name to be used in connection with, any business in the United States which is engaged, either directly or indirectly, in the business of acquiring, owning, operating and leasing single-family residential properties (the “Restricted Business”); provided, however, that nothing in this Agreement shall prevent or restrict such Contributor or any of its Affiliates from any of the following: (i) owning equity interests, indebtedness or other securities in a company that is engaged in a Restricted Business and such Contributor is not otherwise associated with the management of such corporation, including serving on the board of directors or other similar governing position, (ii) owning, operating or leasing, directly or indirectly, fewer than 100 single-family residential properties, (iii) owning, operating or leasing, directly or indirectly, single-family residential properties acquired as a result of loss mitigation, foreclosure or similar activities in connection with or incidental to investments in mortgage loans, mortgage servicing rights, mortgage-backed securities or other mortgage-related assets or (iv) the acquisition and operation of any Person or business engaged in a Restricted Business so long as, with respect to subsection (iv), (x) the revenues from such Restricted Business constitute less than twenty-five percent (25%) of the total revenues of such acquired Person or business (measured for the four calendar quarters before the execution of the purchase agreement) and (y) such Contributor or its Affiliate divests such Restricted Business within twelve (12) months of the closing of the acquisition. It is recognized that the Restricted Business is expected to be conducted in the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 4.07(b) and (c)) are therefore not appropriate.

(b)    Each Contributor covenants that, during the Noncompetition Period, such Contributor shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or the OP or any of their subsidiaries for purposes of diverting their business or services from the Company or the OP or any of their subsidiaries.
(c)    Each Contributor covenants that, during the Noncompetition Period, such Contributor shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, contractor or consultant by the Company or the OP or any of their subsidiaries during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, contractors or consultants, nor shall it prohibit any Contributor or its Affiliates from hiring any such employee, contractor or consultant who seeks employment or engagement with such Contributor or its Affiliate on his or her own initiative.
(d)    Each Contributor acknowledges that the restrictions contained in this Section 4.07 are reasonable and necessary to protect the legitimate interests of the Company and the OP and constitute a material inducement to the Company and the OP to enter into this Agreement and consummate the Transactions. Each Contributor acknowledges that any violation of this Section 4.07 may result in irreparable injury to the Company and/or the OP and agrees that the Company and/or the OP shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.07, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and the OP may be entitled.
(e)    In the event that any covenant contained in this Section 4.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.07 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 4.08    MANAGEMENT AGREEMENTS    . The parties hereto agree that, notwithstanding anything to the contrary herein or in the Management Agreements, the Advisor Parties shall be entitled to management fees through September 30, 2014 pursuant to the Management Agreements (including if the Closing occurs prior to September 30, 2014, but not any such management fees after September 30, 2014 if the Closing occurs after such date) and shall be entitled to expense reimbursement pursuant to the Management Agreements until the Closing Date and, after September 30, 2014, the Company shall reimburse the Advisor Parties for the annual base compensation of the employees of the Advisor Parties whose compensation is not passed through to the Company under the terms of the Management Agreement (that is, the CEO and personnel providing data analytics directly supporting the investment function of the Company).
Section 4.01    RESTRICTIONS ON RESALE OF OP UNITS. Without the prior written consent of the OP, Contributors shall not offer, sell, contract to sell, pledge or otherwise transfer or dispose of any of the OP Units or securities convertible or exchangeable or exercisable for any of the OP Units, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the OP Units for a period of 12 months commencing on the Closing Date; provided, however, that notwithstanding anything to the contrary herein, the foregoing restrictions shall not apply to transfers by a Contributor to such Contributor’s affiliates, successors or any investment fund or other entity controlled or managed by such Contributor so long as such transferee agrees in writing to be bound by the terms of this Section 4.09.
ARTICLE V
INDEMNIFICATION AND CLAIMS
Section 5.01    SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS    . The representations and warranties of Contributors, the Company and the OP contained in this Agreement will survive until twenty-four (24) months after the Closing Date, provided that the representations and warranties contained in Section 3.01(a) (Due Authorization; Approvals), Section 3.01(c) (Organization and Qualification of PRDM), Section 3.01(d) (Organization and Qualification of Provident), Section 3.01(e) (Organization and Qualification of the Manager), Section 3.01(f) (Organization and Qualification of the Property Manager), Section 3.01(i) (Ownership of the Equity Interests), Section 3.01(m) (Brokers, Finders and Advisors), Section 3.01(p) (Tax), Section 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), 3.02(d) (Capitalization), Section 3.02(e) (Brokers, Finders and Advisors) and Section 3.02(f) (Title to OP Units) shall survive until the later of twenty-four (24) months after the Closing Date or thirty (30) days after the expiration of the applicable statute of limitations with respect to the matters addressed in such sections. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article V in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.
Section 5.02    INDEMNIFICATION OF THE COMPANY AND THE OP    . Each Contributor shall, severally and not jointly and pro rata in accordance with the percentage of Membership Interests owned by such Contributor as of the Closing Date, indemnify and hold harmless the Company and the OP and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Company Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Company Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Contributors in this Agreement or in any of the Transaction Documents (determined without regard to any limitation or qualification including the terms “material” or “Material Adverse Effect”); (ii) any failure by the Contributors duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents; (iii) any act, omission or state of affairs for which any Advisor Party would be required to provide indemnity to the Company or the OP under the Management Agreements (and regardless of whether the Management Agreements remain in effect) or under the Company’s declaration of trust in effect on the date hereof, to the extent such act, omission or state of affairs preceded the Closing and (iv) any Taxes payable in respect of any Pre-Closing Tax Period (other than Taxes taken into account in determining the Final Manager Closing Net Worth or Taxes arising out of or as a result of the Transactions), regardless of any investigation or any knowledge acquired (or capable of being acquired) by the Indemnified Parties at any time (whether before or after the Effective Date or the Closing Date), with respect thereto.

Section 5.03    INDEMNIFICATION OF THE CONTRIBUTORS    . The Company shall indemnify and hold harmless Contributors and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Contributor Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Contributor Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Company or the OP in this Agreement or in any of the Transaction Documents (determined without regard to any limitation or qualification including the terms “material” or “Material Adverse Effect”); and (ii) any failure by the Company or the OP duly and timely to perform or fulfill any of their covenants or agreements required to be performed by them under this Agreement or any of the Transaction Documents.
Section 5.04    LIMITATIONS        . No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 5.02 unless and until the Company Indemnified Parties have paid, suffered or incurred Losses referred to in that clause in excess of $180,000 in the aggregate, in which case the Company Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, no such limitation exists with respect to fraud or representations set forth in any of Section 3.01(a) (Due Authorization; Approvals), Section 3.01(c) (Organization and Qualification of PRDM), Section 3.01(d) (Organization and Qualification of Provident), Section 3.01(e) (Organization and Qualification of the Manager), Section 3.01(f) (Organization and Qualification of the Property Manager), Section 3.01(i) (Ownership of the Equity Interests) and Section 3.01(m) (Brokers, Finders and Advisors). The maximum aggregate liability of Contributors under clause (i) of Section 5.02 shall not exceed $5,000,000 (the “Indemnity Amount”). No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 5.03 unless and until the Contributor Indemnified Parties have paid, suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of $180,000 in the aggregate, in which case the Contributor Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, that no such limitation exists with respect to fraud or representations set forth in any of 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), 3.02(d) (Capitalization), Section 3.02(e) (Brokers, Finders and Advisors) and Section 3.02(f) (Title to OP Units). The maximum liability of the Company and the OP under clause (i) of Section 5.03 shall not exceed the Indemnity Amount.
Section 5.05    INDEMNIFICATION PROCEDURES    . All claims for indemnification by any person seeking indemnification under this Article V (an “Indemnified Party”) shall be asserted and resolved as follows:
(a)    If an Indemnified Party intends to seek indemnification under this Article V, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and the basis therefor (including a good faith estimate of the amount of Losses to the extent practicable) and provide the Indemnifying Party with all relevant information that is material to the claim or that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.
(b)    If such claim involves a claim by a third party against the Indemnified Party and the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party in respect of such third party claim, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains a release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnified Party shall (A) not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed and (B) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30)-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate with it in connection therewith. Except as otherwise expressly provided in this Section 5.05, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.
Section 5.06    CHARACTER OF INDEMNITY PAYMENTS    . The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the consideration paid by the Company, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).
Section 5.07    EXCLUSIVE REMEDY    . Except for claims based on fraud or claims for equitable relief pursuant to Section 4.07, following the Closing, the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article V and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.
Section 5.08    SUBROGATION/INSURANCE    . If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article V shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).
ARTICLE VI
TERMINATION
Section 6.01    TERMINATION    . This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:
(e)    the mutual written agreement of the Company, the OP and Contributors, before or after the Company Stockholder Approval is obtained.
(f)    either the Company or a Contributor if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.
(g)    either the Company or a Contributor, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) days following written notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates.
(h)    either the Company or a Contributor if the Company Stockholder Approval is not obtained on or before December 31, 2014.
Section 6.02    EFFECT OF TERMINATION    . If this Agreement is validly terminated pursuant to Section 6.01, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders or members, other than the provisions of this Section 6.02 and Article VII hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any willful breach of this Agreement occurring prior to termination.
ARTICLE VII
GENERAL PROVISIONS

Section 7.01    NOTICES    . All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if (a) hand delivered; (b) sent by reputable overnight courier service; or (c) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or communication so made shall be deemed effective on the first business day after the day of actual delivery. All such notices shall be addressed as follows:

If to the Company:	Silver Bay Realty Trust Corp
601 Carlson Parkway, Suite 250 Minnetonka, Minnesota 55305
Attention: CEO and Lead Independent Director

With a cc to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94015
Attention: Karen Dempsey

Ballard Spahr LLP
1735 Market Street, 51st Floor Philadelphia, PA 19103-7599
Attention: Katayun I. Jaffari

If to the OP:	Silver Bay Operating Partnership L.P.
601 Carlson Parkway, Suite 250
Minnetonka, Minnesota 55305
Attention: CEO and Lead Independent Director

With a cc to (not constituting notice):	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94015
Attention: Karen Dempsey

If to PRDM:	Pine River Domestic Management L.P.
601 Carlson Parkway, Suite 250
Minnetonka, MN 55305
Attention: General Counsel

If to Provident:	Provident Real Estate Advisors LLC
2800 Niagara Lane,
Plymouth, MN 55447
Attention: Irvin Kessler

Section 7.02    ENTIRE AGREEMENT; AMENDMENTS    . This Agreement (together with any exhibits) contains the entire agreement among the parties with respect to the Transactions, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing signed by all of the parties.
Section 7.03    SUCCESSORS AND ASSIGNS    . The covenants, agreements, rights and options contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs,

executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.
Section 7.04    FURTHER DOCUMENTS    . Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.
Section 7.05    GOVERNING LAW    . This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.
Section 7.06    DISPUTE RESOLUTION    . The parties intend that this Section 7.06 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.
(a)    Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.06(c) below without regard to any such ten (10) Business Day negotiation period.
(b)    Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.06(a) above shall be submitted to final and binding arbitration in Hennepin County, Minnesota, before one neutral and impartial arbitrator, in accordance with the Laws of the State of Delaware for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures. One arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.
(c)    Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
(d)    The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.
Section 7.07    COUNTERPARTS    . This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement.
Section 7.08    CONSTRUCTION OF AGREEMENT    . No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.
Section 7.09    NO WAIVER    . A waiver by either party hereto of a breach of any of the covenants or agreements in this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions of this Agreement.
Section 7.10    SEVERABILITY    . In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.
Section 7.11    HEADINGS    . The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections and exhibits are to sections and exhibits of this Agreement, unless otherwise indicated.
Section 7.12    INTERPRETATION    . For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to “dollars” or “$” shall mean United States Dollars.
Section 7.13    SCHEDULES    . The disclosure of any fact or item in any portion of any Schedule referenced by a particular Section or subsection of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section or subsection of this Agreement, and if such relevance is reasonably apparent on the face thereof, be deemed to be disclosed with respect to such other Section or subsection of this Agreement to which such fact or item relates.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:                    SILVER BAY REALTY TRUST CORP.,
a Maryland corporation

By:    /s/ David Miller__________________________
David Miller, Chief Executive Officer and                                 President

OP:                        SILVER BAY OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

By:    /s/ David Miller__________________________
David Miller, Chief Executive Officer and President

PRDM:                        PINE RIVER DOMESTIC MANAGEMENT L.P.,
a Delaware limited partnership

By:    Pine River Capital Management LLC,
a Delaware limited liability company,
its General Partner

By:    /s/ Brian Taylor__________________________
Brian Taylor, Manager and President

Provident:                    PROVIDENT REAL ESTATE ADVISORS LLC,                            a Minnesota limited liability company

By:    /s/ Irv Kessler____________________________
Name: Irv Kessler
Title: Managing Member

The Manager:                    PRCM REAL ESTATE ADVISERS LLC,
a Delaware limited liability company

By:    /s/ Jeff Stolt_____________________________
Jeff Stolt, Director of Finance

EXHIBIT A
DEFINED TERMS
1.“Advisor Parties” is defined in the recitals.
2.“Advisory Management Agreement” is defined in the recitals.
3.“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
4.“Agreement” is defined in the preamble.
5.“Anti-Terrorism Law” means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
6.“Assignment” is defined in Section 2.02(a)(i).
7.“Author” is defined in Section 3.01(aa)(v).
8.“Balance Sheet Date” is defined in Section 3.02(q).
9.“Balance Sheet” is defined in Section 3.02(q).
10.“Blue Sky Laws” is defined in Section 3.01(o)(i).
11.“Business” means the business of providing the advisory, property management and other services provided by the Advisor Parties to the Company, the OP, any of their Affiliates or any other Persons (including all of the services necessary to satisfy the obligations of the Advisor Parties under the Management Agreements).
12.“Business Employee” is defined in Section 3.01(u)(i).
13.“Business Insurance Policies” is defined in Section 3.01(x)(i).
14.“Closing” is defined in Section 2.01.
15.“Closing Date” is defined in Section 2.01.
16.“Closing Date Balance Sheet” is defined in Section 2.02(d)(iii).
17.“Closing Date Financial Information” is defined in Section 2.02(d)(iii).
1.    “Closing Net Worth Accounting Principles” is defined in Section 2.02(d)(i).
2.    “Code” means the Internal Revenue Code of 1986, as amended.
3.    “Common Stock” is defined in Section 3.02(d).

4.    “Company” is defined in the preamble.
21.    “Company Indemnified Parties” is defined in Section 5.02.
5.    “Company Stockholder Approval” is defined in Section 4.03(a).
6.    “Contracts” means all of the contracts (and all amendments or modifications thereto) to which either Advisor Party is a party.
7.    “Contributor Indemnified Parties” is defined in Section 5.03.
8.    “Contributors” is defined in the preamble.
9.    “Current Balance Sheet” is defined in Section 3.02(q).
10.    “Designated Person” means any Person who (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s), or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country; (ii) is an organization controlled by a country; or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
11.    “Dispute” is defined in Section 7.06(a).
12.    “Effective Date” is defined in the preamble.
13.    “Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.
14.    “Enforceability Exceptions” is defined in Section 3.01(a).
15.    “Equity Interests” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership.
16.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
17.    “Estimated Manager Closing Net Worth” is defined in Section 2.02(d)(i).

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18.    “Executive Order” means Executive Order No. 13224 on Terrorist Financings:—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order No. 132684, as so amended.
19.    “Final Manager Closing Net Worth” is defined in Section 2.02(d)(iii).
20.    “Financial Statements” is defined in Section 3.01(q).
21.    “GAAP” means United States generally accepted accounting principles.
22.    “Governmental Authority(ies)” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
23.    “Governmental Licenses” is defined in Section 3.01(w).
24.    “Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (vii) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (viii) all guarantees by such Person of the Indebtedness of any other Person.
25.    “Indemnified Party” is defined in Section 5.05.
26.    “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article V.
27.    “Indemnity Amount” is defined in Section 5.04.
28.    “Intellectual Property” means all of the following forms intellectual property and all rights therein (i) brands and slogans, registered and unregistered trademarks, trade names, service marks, domain names and applications and registrations therefor and all goodwill associated therewith; (ii) patents, patent applications and inventions conceived or reduced to practice prior to the Closing Date, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing Date, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) copyrights, including all related copyright applications and registrations; (iv) know-how and trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (vi) licenses, options to license and other contractual rights to use the Intellectual Property; and (vii) all computer and electronic data processing programs and software programs and related documentation.

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29.    “JAMS” is defined in Section 7.06(b).
30.    “Knowledge” means the actual knowledge after reasonable investigation of Brian Taylor, Tom Siering, Irv Kessler, David Miller, Christine Battist, Lawrence Shapiro, Tim O’Brien, Jeff Stolt and Dan Buechler.
31.    “Law(s)” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.
32.    “Legal Requirement(s)” means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority.
33.    “License Agreement” is defined in the recitals.
34.    “Losses” means any and all damages, fines, fees, penalties, liabilities, losses and costs and expenses (including interest, court costs and fees, and reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special or punitive damages or incidental or consequential damages (other than any such damages asserted in a claim by a third party).
35.    “Management Agreements” is defined in the recitals.
36.    “Manager ” is defined in the preamble.
37.    “Material Adverse Effect” means (x) with respect to the Advisor Parties, any circumstance, event, change or effect that, individually or in the aggregate: (A) is material and adverse to the financial condition, results of operations, business, assets or liabilities of the Advisor Parties (on a collective basis), or (B) would materially impair the ability of any Advisor Party to perform its duties and obligations under this Agreement, and (y) with respect to the Company and the OP, any circumstance, event, change or effect that, individually or in the aggregate: (A) is material and adverse to the financial condition, results of operations, business, assets or liabilities of the Company or the OP (on a collective basis), or (B) would materially impair the ability of the Company or the OP to perform its duties and obligations under this Agreement; provided, however, that Material Adverse Effect with respect to the Advisor Parties or the Company and the OP shall not be deemed to include the impact of (1) changes or conditions (including changes in economic, financial market, credit market, regulatory or political conditions) affecting the United States or state economies, or the industry in which such Person operates, and which do not have a materially disproportionate impact on such Person, as compared to similarly situated Persons, (2) any change or prospective change in any Law or GAAP or interpretation or enforcement thereof, (3) the entry into, announcement or performance of this Agreement and/or the consummation of the Transactions and (4) actions or omissions of such Person taken with the express prior written consent of the other party hereto in contemplation of the Transactions.
38.    “Membership Interests” is defined in the recitals.
39.    “Non-Competition Period” is defined in Section 4.07(a).

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40.    “OP” is defined in the preamble.
41.    “OP Units” is defined in the recitals.
42.    “Ownership Limit Resolutions” is defined in the recitals.
43.    “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
44.    “Person(s)” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
45.    “Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3 (3) of ERISA.
46.    “PRCM” is defined in the recitals.
47.    “PRDM” is defined in the preamble.
48.     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and any period through the Closing Date in the case of a taxable period beginning before and ending after the Closing Date.
49.    “Preferred Stock” is defined in Section 3.02(d).
50.    “Projections” is defined in Section 3.01(y).
51.    “Property Management Agreement” is defined in the recitals.
52.    “Property Manager” is defined in the recitals.
53.    “Provident” is defined in the preamble.
54.    “Proxy Statement” is defined in Section 4.03(a).
55.    “Registration Rights Agreement” is defined in the recitals.
56.    “Restricted Business” is defined in Section 4.07(a).
57.    “Review Period” is defined in Section 2.02(d)(iii).
58.    “Reviewing Accountant” is defined in Section 2.02(d)(iv).
59.    “SEC” is defined in Section 4.03(a).

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60.    “Securities Act” is defined in Section 3.01(o)(i).
61.    “Shared Facilities Agreement” is defined in the recitals.
62.    “Special Committee” is defined in the recitals.
63.    “Stockholders Meeting” is defined in Section 4.03(d).
64.    “Sub-Management Agreement” is defined in the recitals.
65.    “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.
66.    “Tax Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.
67.    “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.
68.    “Third Party Claim” means a third-party action which constitutes a matter for which either (a) an Indemnified Party is entitled to indemnification under Section 5.02 or (b) if determined adversely to the applicable Indemnified Person, would provide a basis for a claim for indemnification under Section 5.02.
69.    “Transaction Documents” means this Agreement, the Assignment, the Registration Rights Agreement, the License Agreement, the Transition Services Agreement and any agreements or documents prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other agreement signed by the parties that expressly states that it is intended to be a Transaction Document, as the same may be amended from time to time.
70.    “Transactions” means the transactions contemplated by the Transaction Documents.
71.    “Transferred Assets” means all material tangible personal property and other material assets reflected in the Financial Statements.
72.    “Transferred Intellectual Property” means (a) all Intellectual Property owned by any of the Advisor Parties and used in the Business, and (b) all licenses of Intellectual Property used in the Business to which any of the Advisor Parties is a party (other than licenses for off-the-shelf computer software that is generally available to the public on commercially reasonable terms). Notwithstanding anything to the contrary in any of the Transaction Documents, “Transferred Intellectual Property” does not include the names “Pine River,” “PRCM,” “PRDM” and “Provident,” or any variations of any of the foregoing, or any Intellectual Property in any of the foregoing. The Contributor, Advisor Party, or its Affiliate who currently owns each such name shall retain all title, right and interest in such names, including all Intellectual Property therein, and no license shall be granted with respect to any such names pursuant to any of the Transaction Documents.
73.    “Transition Services Agreement” is defined in the recitals.

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